Exhibit 99.1

ITEM 6 SELECTED FINANCIAL DATA
	2005	2004	2003	2002	2001
Statements of income:
Interest income	320,242	269,767	271,442	259,019	266,497
Interest expense	75,929	44,269	53,379	66,404	96,192

Net interest income	244,313	225,498	218,063	192,615	170,305
Provision for loan losses	5,154	4,377	7,175	8,331	8,041
Noninterest income	69,964	73,405	97,031	65,060	63,733
Noninterest expense	183,841	183,190	198,124	157,445	141,650

Income before income taxes	125,282	111,336	109,795	91,899	84,347
Income tax expense	43,243	38,656	37,542	30,297	27,847

Net income	82,039	72,680	72,253	61,602	56,500

Total assets at year-end	6,473,536	6,078,305	5,900,644	4,920,544	4,153,714
Common shares outstanding at year-end	46,829,048	46,341,819	45,795,688	39,924,338	40,088,058
Balance sheets—average daily balances:
Total assets	6,225,167	5,903,245	5,777,538	4,551,879	3,871,017
Net loans	4,240,206	3,842,719	3,568,323	2,969,430	2,871,899
Investment securities	1,394,556	1,478,989	1,696,982	1,264,156	729,027
Deposits	5,204,051	4,956,450	4,758,388	3,896,968	3,407,439
Borrowings	317,777	293,583	413,339	194,118	52,752
Stockholders’ equity	644,929	599,218	544,522	399,896	357,050
Per common share:
Basic earnings	1.76	1.58	1.61	1.53	1.41
Diluted earnings	1.74	1.56	1.60	1.52	1.39
Cash dividends declared	0.72	0.70	0.64	0.63	0.61
Book value	14.34	13.56	12.81	10.62	9.35
Tangible book value	9.35	8.45	7.59	9.00	8.52
Weighted average common shares outstanding	46,502,983	46,106,057	44,719,710	40,132,330	40,204,668
Weighted average common and common equivalent shares outstanding	47,051,394	46,731,304	45,150,135	40,619,253	40,683,786
Selected financial ratios:
Return on average stockholders’ equity	12.72%	12.13%	13.27%	15.45%	15.87%
Return on average tangible stockholders’ equity	20.22%	20.32%	21.75%	18.37%	17.73%
Return on average total assets	1.32%	1.23%	1.25%	1.36%	1.46%
Return on average tangible assets	1.40%	1.32%	1.33%	1.39%	1.52%
Common stock dividend payout ratio	40.78%	43.88%	39.17%	41.20%	43.65%
Net yield on earning assets	4.31%	4.21%	4.12%	4.53%	4.74%
Interest rate spread	3.99%	4.02%	3.90%	4.16%	4.08%
Efficiency ratio	56.67%	58.67%	61.82%	59.56%	57.45%
Net charge-offs as a percent of average loans	0.05%	0.07%	0.16%	0.28%	0.24%
Nonperforming assets ratio	0.36%	0.49%	0.39%	0.49%	0.46%
Allowance for credit losses as a percent of year-end loans	1.38%	1.45%	1.54%	1.62%	1.59%
Leverage capital ratio	9.21%	8.54%	7.91%	9.37%	8.09%
Risk-based capital ratios:
Tier 1	11.23%	10.61%	10.22%	12.39%	10.58%
Total	12.40%	11.82%	11.47%	13.64%	11.84%
Average equity/Average assets	10.36%	10.15%	9.42%	8.79%	9.22%
Tangible capital ratio	7.01%	6.71%	6.14%	7.40%	8.29%

Amounts Reflect the Modified Retrospective Application of SFAS 123-R